Exhibit 10.43
R&D Lease
AMB Lakeside Business Center
Sunnyvale, California
Headlands Realty Corporation,
a Maryland corporation,
as Landlord,
and
Omneon Video Networks, Inc.,
a Delaware corporation,
as Tenant

i

Glossary
     The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph
Addendum	Addendum 2
Additional Rent	4.1
Affiliates	12.9
Alteration/Alterations	7.3
Amortized Excess TI Costs	Ex. F
Applicable Requirements	6.3
Appointment Notice	Addendum 2
Architect	Ex. F
Base Rent	1.4
Basic Provisions	1
Brokers	1.13
Building	1.2
Building Standards	Ex. F
Code	12.8
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Condemnation	14
Construction Documents	Ex. F
Contractor	Ex. F
Default	13.1
Early Possession	Addendum 1
Early Possession Date	1.3
Equipment	16.32
Equipment Area	16.31
Excess Tenant Improvement Costs	Ex. F
Expiration Date	1.3
Extended Term	Addendum 2
Fair Market Rental Rate	Addendum 2
Final Preliminary Plans and Specifications	Ex. F
Generator Equipment	16.31
HVAC	4.2(a)(ix)
Hazardous Substance	6.2(a)
Landlord	1.1
Landlord Entities	6.2(c)
Landlord Response Period	12.2
Landlord’s Determination Notice	Addendum 2
Lease	1.1
Lenders	6.4
Mortgage	16.18(a)
Operating Expenses	4.2
Option	Addendum 2
Option Notice	Addendum 2
Party/Parties	1.1
Permitted Use	1.8
Plans and Specifications	12.3
Premises	1.2
Preliminary Plans and Specifications	Ex. F
Prevailing Party	16.13
Proposed Effective Date	12.2
R&D Park	1.2
Real Property Taxes	10.2
Recorded Matters	7.3
Renovations	16.29
Rent	4.1
Reportable Use	6.2

Term	Defined in Paragraph
Requesting Party	15.1
Responding Party	15.1
Roof Space	16.32
Rules and Regulations	2.4, 16.19
Second Response Period	12.2
Subject Space	12.2
Tenant	1.1
Tenant Acts	9.2
Tenant Improvement Allowance	Ex. F
Tenant Improvement Costs	Ex. F
Tenant Improvements	Ex. F
Tenant Move-In Questionnaire	6.5
Tenant’s Broker	Addendum 2
Tenant’s Entities	6.2(c)
Tenant’s Notice	12.2
Tenant’s Share	1.5
Term	1.3
Transfer Premium	12.6
Transferee	12.1
Transferee Hazmat Certificate	12.4
Transfers	12.1
Utility Expenses	11

AMB Property Corporation
R&D Lease
1. Basic Provisions (“Basic Provisions”).
     1.1 Parties. This Lease (“Lease”) dated February ___, 2008, is made by and between Headlands Realty Corporation, a Maryland corporation (“Landlord”) and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”) (collectively, the “Parties” or individually, a “Party”).
     1.2 Premises. The premises (“Premises”), which are the subject of this Lease, are located in the R&D park commonly known as the AMB Lakeside Business Center (the “R&D Park”). The Premises are:
          All of the building (“Building”) identified on Exhibit A, consisting of approximately 68,608 rentable square feet and commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California.
If the Premises are all of the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building.” Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but shall not have any rights to the roof (except as set forth in Paragraph 16.32), exterior walls, or utility raceways of the Building or to any other buildings in the R&D Park. The R&D Park consists of the Premises, the Building, the Common Areas, the land upon which they are located, and all other improvements within the boundaries of the R&D Park, which are identified on Exhibit A.
     1.3 Term. The “Early Possession Date” shall be February 15, 2008 if on such date possession of the Premises is delivered to Tenant, or the first date after the Early Possession Date on which possession is tendered to Tenant, as more particularly described in Addendum 1. The “Commencement Date” shall be the one hundred twentieth (120th) day after the Early Possession Date. The Term shall begin on the Commencement Date and end on the day immediately preceding the fifth (5th) anniversary of the Commencement Date (“Term”). The last day of the Term is referred to as the Expiration Date (“Expiration Date”).
     1.4 Base Rent. Base Monthly Rent (“Base Rent”) shall be payable as follows:

Months	Base Rent Rate/Month	Monthly Base Rent
0-2	$0.00	$0

3-12	$1.70	$116,633.60

13-24	$1.75	$120,064.00

25-36	$1.80	$123,494.40

37-48	$1.86	$127,610.88

49-60	$1.91	$131,041.28

     1.5 Tenant’s Share of Operating Expenses (“Tenant’s Share”). 100%
     1.6 Tenant’s Estimated Monthly Rent Payment. Following is the estimated monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid upon the execution of this Lease for the first month of the Lease Term.

(a)	Base Rent (Paragraph 4.1)	$116,633.60
(b)	Operating Expenses (Paragraph 4.2, excluding Real Property Taxes, Landlord Insurance, and HVAC)	$8,233.00
(c)	Landlord Insurance (Paragraph 8.3)	$2,058.00
(d)	Real Property Taxes (Paragraph 10)	$13,722.00
	Estimated Total Monthly Payment	$140,646.60

     1.7 Security Deposit. $131,041.28.
     1.8 Permitted Use (“Permitted Use”). General office, administrative, research and development, shipping and receiving products and equipment incidental to the business of Tenant, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.
     1.9 Guarantor. N/A
     1.10 Addenda. Attached hereto are the following Addenda, all of which constitute a part of this Lease:
(a)	Addendum 1: Early Possession and Inducement Recapture

(b)	Addendum 2: Option to Extend
     1.11 Exhibits. Attached hereto are the following Exhibits, all of which constitute a part of this Lease:
Exhibit A: Description of Premises and R&D Park.

Exhibit B: Commencement Date Certificate.

Exhibit C: Tenant Move-in and Lease Renewal Environmental Questionnaire

Exhibit D: Move Out Standards

Exhibit E: Rules and Regulations

Exhibit F: Tenant Improvements
     1.12 Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:
Headlands Realty Corporation, a Maryland corporation
c/o AMB Property Corporation
P.O. Box 6156
Hicksville, NY 11802-6156
     1.13 Brokers. Tenant represents that it has not dealt with any real estate brokers or agents other than Craig L. Fordyce and Michael L. Rosendin of Colliers International representing Landlord and Brian McCorduck of Cushman & Wakefield and Steve Levere of Jones Lang LaSalle representing Tenant (collectively, the “Brokers”). The Brokers shall receive commissions pursuant to a separate listing agreement with Landlord.
2. Premises and Common Areas.
     2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants, and conditions, set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant’s Share based thereon is not subject to revision whether or not the actual square footage is more or less. Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order, except that Landlord shall deliver the Premises to Tenant with all Building systems, excluding the HVAC system, in good condition and repair. The Building’s HVAC system shall be delivered in its present “AS-IS” condition, state or repair and operating order.
     2.2 Common Areas — Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the R&D Park and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the R&D Park and their respective employees, suppliers, shippers, tenants, contractors, and invitees.
     2.3 Common Areas — Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees,

during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the R&D Park.
     2.4 Common Areas — Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.
     2.5 Common Area Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:
          (a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways, provided that the changes to the parking spaces will be made in accordance with Paragraph 2.6;
          (b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;
          (c) To add improvements to the Common Areas;
          (d) To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the R&D Park, or any portion thereof; and
          (e) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and R&D Park as Landlord may, in the exercise of sound business judgment, deem to be appropriate.
     2.6 Parking. Tenant may use 247 undesignated vehicle parking spaces, on an unreserved and unassigned basis, on those portions of the Common Areas designated by Landlord for such parking without additional charge. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, but Landlord shall not be required to enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number. Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles or pick-up trucks and, subject to Applicable Requirements, Tenant and Tenant’s Representatives may park vehicles overnight. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent upon demand by Landlord. Landlord may not reduce the number of parking spaces but may change the configuration of the parking areas at any time, and may assign reserved parking spaces to any tenant, in Landlord’s sole discretion.
3. Term.
     3.1 Term. The Commencement Date, Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.
     3.2 Delay in Possession. If for any reason the Early Possession Date has not occurred on or before April 1, 2008, Tenant may terminate and cancel this Lease by written notice delivered to Landlord no later than April 10, 2008, which notice shall be effective upon receipt. In the event of such termination, Landlord shall promptly pay to Tenant all amounts previously paid by Tenant to Landlord. Except as otherwise set forth in this Paragraph 3.2, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. In such case, Tenant shall not, except as otherwise provided herein, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.
     3.3 Commencement Date Certificate. Upon Landlord’s delivery of the Premises to Tenant, Landlord and Tenant shall execute and deliver to the other a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.
4. Rent.
     4.1 Base Rent. Except as set forth in Paragraph 4.2 below, Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset or deduction, in advance on or before the first (1st) day of each month of the Term; provided, however, Tenant shall not be obligated to pay Base Rent for the first two (2) full months of the Term. Base Rent and Additional Rent for any period during the Term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent. Tenant shall pay one month’s Base Rent and Additional Rent upon Tenant’s execution and delivery of this Lease, which amount shall be credited to the Base Rent and Additional Rent first coming due hereunder.
     4.2 Operating Expenses. In accordance with Addendum 1 to this Lease, commencing on the earlier of the Commencement Date or the date Tenant first conducts its business upon the Premises and thereafter on the first (1st) day of each month during the Term, Tenant shall pay to Landlord, in addition to the Base Rent, Tenant’s Share of all Operating Expenses in accordance with the following provisions.
          (a) “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the R&D Park, Building, and Premises including, but not limited to, the following:
               (i) Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas within the R&D Park, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.
               (ii) Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the R&D Park.
               (iii) Trash disposal, snow removal, janitorial, security and the management and administration of any and all portions of the R&D Park, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees, whether located at the R&D Park or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the operation and management of the R&D Park.
               (iv) Real Property Taxes with respect to the R&D Park.
               (v) Premiums and all applicable deductibles for the insurance policies maintained by Landlord under Paragraph 8 below; provided, however, any deductibles for earthquake insurance shall be amortized over the greater of the remaining months in the Term or eighty four (84) months, and Tenant shall pay Tenant’s Share of such monthly amortized amount as follows: the monthly amortization shall be the sum of (a) the quotient obtained by dividing the amount of the deductible by the greater of the remaining months in the Term or eighty four (84) months, plus (b) interest on such amount at a rate equal to the lesser of ten percent (10%) per annum or the maximum annual interest rate permitted by law.

               (vi) Environmental monitoring and insurance programs with respect to the R&D Park.
               (vii) Monthly amortization of capital improvements to any portion of the R&D Park which are not expensed by Landlord. The monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by the number of months of useful life of such improvement (as determined in accordance with generally accepted accounting principles) plus (b) an amount equal to the cost of the capital improvement times 1/12 of the lesser of 10% or the maximum annual interest rate permitted by law.
               (viii) Maintenance of the R&D Park, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.
               (ix) Heating, ventilating, and air conditioning systems (“HVAC”) the costs for which are not the sole responsibility of Tenant; provided, if any HVAC replacement is required, the provisions of clause (vii) above shall apply to the extent such replacement constitutes a capital improvement.
          (b) Intentionally omitted.
          (c) The inclusion of the improvements, facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.
          (d) Tenant shall pay monthly in advance, on the same day that the Base Rent is due, Tenant’s Share of the expenses set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual expenses incurred during the preceding year. If Tenant’s estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant’s Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant’s Share of expenses next becoming due. If Tenant’s estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of said statement. At any time Landlord may adjust the amount of the estimated Tenant’s Share of expenses to reflect Landlord’s reasonable estimate of such expenses for the year, provided that prior to the effective date of such adjustment, Landlord shall deliver to Tenant a reasonably detailed written explanation of such adjustment.
          (e) Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space within the R&D Park; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion of the R&D Park); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the R&D Park or future re-leasing of any portion of the R&D Park; (iv) depreciation of the Building or any other improvements situated within the R&D Park; (v) any items for which Landlord is actually reimbursed by any person including insurers; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (provided any deductibles shall be an Operating Expense to the extent set forth in Section 4.2(a) above) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, 8 and 9 below; (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the R&D Park, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; (ix) capital improvements not described in clause (a)(vii) above; (x) fines, interest and penalties due to late payments made by

Landlord; and (xi) the cost of investigating, removing or otherwise remediating Hazardous Substances not caused to be present by Tenant or any of Tenant’s Entities (defined below).
          (f) After delivery to Landlord of at least thirty (30) days’ prior written notice, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Tenant may not compensate any such accountant on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant, its lawyers and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents, except as otherwise required by Applicable Requirements or court order. Landlord and Tenant each shall use its commercially reasonable efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such expenses. If through such audit it is determined that there is a discrepancy of more than five percent (5%) in the total of actual Operating Expenses, then Landlord shall reimburse Tenant for the reasonable accounting costs and expenses incurred by Tenant in performing such audit, including Tenant’s in-house or outside auditors or accountants, such costs and expenses not to exceed $2,500.00. Landlord and Tenant shall pay or reimburse, within thirty (30) days following completion of such audit, the other for any underpayment or overpayment of Operating Expenses.
5. Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise defaults under this Lease (as defined in Paragraph 13.1), Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.
6. Use.
     6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance. Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below, related to Tenant’s specific use of the Premises. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the R&D Park, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion.
     6.2 Hazardous Substances.

          (a) Reportable Uses Require Consent. The term, “Hazardous Substance,” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit.
          (b) Duty to Inform Landlord. If Tenant knows that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).
          (c) Tenant Indemnification. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or any Landlord Entity (as defined below) Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.
          (d) Tenant’s Exculpation. Tenant shall neither be liable for nor otherwise obligated to Landlord under any provision of this Lease with respect to (i) any claim, remediation obligation, investigation obligation, liability, cause of action, attorney’s fees, consultants’ cost, expense or damage resulting from any Hazardous Substance present in, on or about the Premises, the Building or the R&D Park to the extent neither caused nor otherwise permitted, directly or indirectly, by Tenant or the Tenant Entities; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substance present in, on or about the Premises, the Building or the R&D Park caused by any source, including third parties other than Tenant and the Tenant Entities, as a result of or in connection with the acts or omissions of persons other than Tenant or the Tenant Entities; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, attorneys’ and experts’ fees and costs) and losses to the extent (A) Tenant or any of the Tenant Entities exacerbates the conditions caused by such Hazardous Substances, or (B) Tenant and/or the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the R&D Park, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the R&D Park.
     6.3 Tenant’s Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.
     6.4 Inspection; Compliance with Law. In addition to Landlord’s environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times and after giving reasonable advance notice (not to exceed 24 hours), for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements by Tenant or a Tenant Entity exists or is imminent, or the inspection is requested or ordered by a governmental authority. Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections in the event of a violation of Applicable Requirements by Tenant or a Tenant Entity is found to exist.
     6.5 Tenant Move-in Questionnaire. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “Tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Tenant Move-in Questionnaire is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant.
     6.6 Landlord Indemnification. With respect to only those Hazardous Substances present on, in or under the R&D Park as of the date of this Lease (the “Existing Hazardous

Substances”), Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, reasonable attorneys’ and consultant fees and court costs), arising at any time during the Term of this Lease, to the extent arising from (1) any of the Existing Hazardous Substances and/or (2) the removal, investigation, monitoring or remediation of any of the Existing Hazardous Substances; provided, however, Landlord shall not indemnify, defend or hold Tenant harmless to the extent (x) Tenant or any of the Tenant Entities contributes to or has contributed to the presence of such Existing Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Existing Hazardous Substances, or (y) Tenant and/or any of the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Existing Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the R&D Park, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Existing Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the R&D Park.
7. Maintenance, Repairs, Trade Fixtures and Alterations.
     7.1 Tenant’s Obligations. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so, at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s Property or to Tenant’s business by reason thereof. If Landlord performs any such obligations, Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs and expenses incurred therefor.
     7.2 Landlord’s Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair the roof structure, foundations and the structure of the exterior walls of the Building. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane, Common Areas, and utility systems within the R&D Park which are outside of the Premises.
     7.3 Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord, except for any non-structural Alteration that, on a per project basis, costs less than Fifty Thousand Dollars ($50,000.00) and which does not affect the Building systems or the structural integrity or structural components of the Premises or the Building. In all events, Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility and Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured, and bonded contractor (reasonably approved by Landlord) in compliance with all Applicable Requirements (including, but not limited to, the ADA), and all recorded matters (“Recorded Matters”) and rules and regulations of the R&D Park. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any Applicable Requirements. At the time of approval, if requested to do so by Tenant in writing at such time, Landlord will inform Tenant if Landlord requires Tenant to remove such Alteration upon termination or expiration of the Lease. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the R&D Park, or the Common Areas for any other tenant of the R&D Park, and as not to obstruct the business of Landlord or other tenants in the R&D Park, or interfere with the labor force working in the R&D Park. As Additional Rent hereunder, Tenant shall reimburse Landlord, within ten (10) days after demand, for actual legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds as Landlord shall require to assure payment of the costs thereof to protect Landlord and the R&D Park from and against any loss from any mechanic’s, materialmen’s or other liens.
     7.4 Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease Term or any earlier termination date, clean and free of debris and in the condition originally received from Landlord, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease. Without limiting the generality of the above, Tenant shall remove all personal property, trade fixtures, and floor bolts, patch all floors, and cause all lights to be in the condition delivered to Tenant. Tenant’s obligation to remove Alterations on the expiration or earlier termination of the Term shall be governed by the terms of Paragraph 7.3. Upon the expiration or earlier termination of the Term, Tenant shall not be required to remove those Tenant Improvements (as defined in Exhibit F hereto) shown on the Final Preliminary Plans and Specifications (as defined in Exhibit F hereto); provided, however, Landlord shall have the right to require that Tenant remove any Tenant Improvements not shown on the Final Preliminary Plans and Specifications; provided, further, in the event Tenant requests in writing, at the time Tenant delivers to Landlord for Landlord’s approval the Final Plans and Specifications, Construction Documents or any changes to the Construction Documents, that Landlord specify which of the Tenant Improvements shown therein Landlord shall require to be removed at the expiration or earlier termination of the Term, Landlord agrees to so specify those Tenant Improvements shown therein which Landlord shall require to be removed.
8. Insurance; Indemnity.
     8.1 Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles, to the extent set forth in Paragraph 4.2, for the insurance policies maintained by Landlord under this Paragraph 8 shall be an Operating Expense reimbursable pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.
     8.2 Tenant’s Insurance.

          (a) At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.
               (i) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury, personal injury, and property damage. If required by Landlord, liquor liability coverage will be included. Such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds, shall be primary and noncontributory with any Landlord insurance, and shall provide severability of interests between or among insureds.
               (ii) Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.
               (iii) Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.
               (iv) Property insurance against “all risks” at least as broad as the current ISO Special Form policy (and Tenant shall not be obligated to carry flood or earthquake coverage provided Tenant agrees that Landlord shall not be liable for any damage or loss arising from flood or earthquake and Tenant waives and releases Landlord from all claims, losses, damages, liabilities, judgments and costs arising from or related to Tenant’s failure to carry such flood or earthquake coverage), for loss to any tenant improvements or betterments, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least six months of loss of income and continuing expense.
          (b) Tenant shall deliver to Landlord certificates of all insurance reflecting evidence of required coverages prior to initial occupancy, and annually thereafter.
          (c) If, in the opinion of Landlord’s insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the Term, Tenant shall, within thirty (30) days of receipt of Landlord’s written notice regarding same, increase such coverage to such reasonable amounts or scope as Landlord’s advisor deems adequate, provided that such additional coverage shall be consistent with coverage customarily required to be carried for similar types of buildings within the vicinity of the R&D Park.
          (d) All insurance required under Paragraph 8.2 (i) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds.
     8.3 Landlord’s Insurance. Landlord may, but shall not be obligated to, maintain risk of direct physical loss property damage insurance coverage, including earthquake and flood, covering the buildings within the R&D Park, Commercial General Liability insurance, and such other insurance in such amounts and covering such other liability or hazards as deemed appropriate by Landlord. The amount and scope of coverage of Landlord’s insurance shall be determined by Landlord from time to time in its sole discretion and shall be subject to such deductible amounts as Landlord may elect. Landlord shall have the right to reduce or terminate any insurance or coverage.
     8.4 Waiver of Subrogation. To the extent permitted by law and with permission of their insurance carriers, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be carried hereunder, to the extent of the proceeds realized from such insurance coverage.
     8.5 Indemnity. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or Landlord’s employees or agents, Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability, or costs (including court costs and attorneys’ fees) incurred by reason of:

          (a) any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, the Building, or the R&D Park to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, omission or misconduct by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;
          (b) the conduct or management of any work or anything whatsoever done by the Tenant on or about the Premises or from transactions of the Tenant concerning the Premises;
          (c) Tenant’s failure to comply with any and all Applicable Requirements relating to the condition or use of the Premises or its occupancy; or
          (d) any Default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.
          The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.
     8.6 Exemption of Landlord from Liability. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or Landlord’s employees or agents, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or R&D Park from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or R&D Park. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the R&D Park. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war, violence or insurrection, including, but not limited to, those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.
9. Damage or Destruction.
     9.1 Termination Right. If the Premises are damaged in whole or in part by fire, the elements, or any other cause whatsoever, then Landlord shall restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord or Tenant pursuant to this Paragraph 9.1. Tenant shall give Landlord immediate written notice of any damage to the Premises. Within sixty (60) days following such damage, Landlord shall inform Tenant in writing of Landlord’s estimate of the time required to complete repairs to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding one hundred eighty (180) consecutive days with the conduct by Tenant of its business at the Premises, then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant of any such event. Additionally, if the repair of any such damage is not completed within one hundred eighty (180) days (regardless of the time estimated for completion of the repairs), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the expiration of the 180-day period, with any such termination effective thirty (30) days after delivery of the notice of termination, unless all such repairs are completed within such latter thirty (30) day period. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.
     9.2 Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors.
10. Real Property Taxes.
     10.1 Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be an Operating Expense reimbursable pursuant to Paragraph 4.2.
     10.2 Real Property Tax Definition. As used herein, the term “Real Property Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the R&D Park or Building, (b) any interest of Landlord in the R&D Park or Building, (c) Landlord’s right to rent or other income from the R&D Park or Building, and/or (d) Landlord’s business of leasing the Premises. Real Property Taxes include (a) any license fee, commercial rental tax, excise tax, improvement bond or bonds, levy, or tax; (b) any tax or charge which replaces or is in addition to any of such above-described “Real Property Taxes,” and (c) any fees, expenses, or costs (including attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.
     10.3 Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the R&D Park by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.
     10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.
     10.5 Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the R&D Park.
11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.
12. Assignment and Subleasing.
     12.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Representatives (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section.
     12.2 Request for Consent. If Tenant seeks to make a Transfer, Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (180) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements (if available) for the previous three (3) most recent consecutive fiscal years; (iv) the Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord at Landlord’s Address specified in the Basic Lease Information. Within thirty (30) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, after Tenant delivers to Landlord ten (10) days written notice (the “Second Response Period”) and Landlord fails to respond thereto prior to the end of the Second Response Period, the proposed Transfer shall then be deemed approved by Landlord.
     12.3 Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) a Default then exists, (b) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (1) first deliver plans and specifications for complying with such additional requirements (the “Plans and Specifications”) and obtain Landlord’s written consent thereto, and (2) comply with all Landlord’s conditions contained in such consent, (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or creditworthiness of, or use proposed by, the proposed Transferee at the Premises, (f) the proposed Transferee is a governmental agency or unit, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the R&D Park or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or the R&D Park, or increasing the expenses associated with operating, maintaining and repairing the R&D Park, or (i) the proposed Transferee will use, store or handle Hazardous Materials (defined below) in or about the Premises of a type, nature or quantity that could materially adversely affect the value of the Building or R&D Park.
     12.4 Effectiveness of Transfer and Continuing Obligations. Prior to the date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Hazardous Materials Disclosure Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) Landlord’s form of Consent to Assignment or Consent to Sublease, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent (or with respect to a sublease, rent in the amount set forth in the sublease) and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for that portion of the Term of this Lease on and following the date of such Transfer (and if a sublease, to the extent relating to the space so sublet). No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. If Tenant is a business entity, the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer (provided, however, that (i) issuances (in the aggregate) by Tenant of equity accounting for forty-nine percent (49%) or less of the ownership interest of Tenant shall not be taken into account in determining if a deemed Transfer has occurred and (ii) the initial public offering of Tenant’s stock on a nationally recognized stock exchange shall not be deemed a Transfer under this Lease) and shall be subject to all the provisions hereof and in such event, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder, Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of one thousand dollars ($1,000) and, in addition, Tenant shall promptly reimburse Landlord for out of pocket legal and other reasonable expenses incurred by Landlord in connection with any actual or proposed Transfer.
     12.5 Recapture. Landlord may recapture the Subject Space described in the Tenant’s Notice if, and only if, Tenant is seeking to sublet more than fifty percent (50%) of the Premises for a period equal to or greater than eighty percent (80%) of the remainder of the Term, by giving written notice of recapture to Tenant; provided any such written notice to Tenant shall be given by Landlord within the time periods provided for such written notice in Paragraph 12.2 of this Lease. If such written recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the R&D Park. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding anything to the contrary contained in this Lease, within ten (10) business days after Tenant’s receipt of such written recapture notice, Tenant may deliver to Landlord a written withdrawal notice which shall negate and void for all purposes Tenant’s request for consent which shall be treated as never having been given.
     12.6 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto, Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of any Transfer Premium. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease less all reasonable and actual legal fees and leasing commissions incurred by Tenant in connection with such Transfer.
     12.7 Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.
     12.8 Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.
     12.9 Affiliates. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be subject to obtaining Landlord’s prior consent and no Transfer Premium shall be payable, provided in all instances that:
          (a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12;
          (b) Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Tenant’s delivery to Landlord of prior notice of said assignment or sublease then, in all such instances, Tenant shall deliver to Landlord subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Tenant is permitted by law to deliver notice of such assignment or sublease to Landlord;
          (c) the successor of Tenant shall have, at the time of Transfer to an Affiliate, a tangible net worth and net assets, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease, as reasonably determined by Landlord;
          (d) any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and
          (e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, except in the event of a merger.
13. Default; Remedies.
     13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):
          (a) The abandonment of the Premises by Tenant (as defined in California Civil Code Section 1951.3);
          (b) Failure to pay any installment of Base Rent, Additional Rent, or any other monies due and payable hereunder, said failure continuing for a period of 5 business days after receipt of Landlord’s written notice that such amount is due. Tenant agrees that any such written notice delivered by Landlord shall, to the fullest extent permitted by law, serve as the statutorily required notice under applicable law to the extent Tenant fails to cure such failure to pay within such 5 business day period. In addition to the foregoing, Tenant agrees to notice and service of notice as provided for in accordance with applicable statutory requirements;
          (c) A general assignment by Tenant or any guarantor for the benefit of creditors;
          (d) The filing of a voluntary petition of bankruptcy by Tenant or any guarantor; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors or guarantors;
          (e) Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises;
          (f) Failure of Tenant to maintain insurance as required by Paragraph 8.2, provided Landlord has notified Tenant of a violation of Paragraph 8.2 and Tenant has failed to cure such violation within 10 business days of such notice;
          (g) Any breach by Tenant of its covenants under Paragraph 6.2 and such breach remains uncured for 10 business days following written notice from Landlord;
          (h) Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for 10 business days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 10 business-day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion;
          (i) Any transfer of a substantial portion of the assets of Tenant, or any incurrence of a material obligation by Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent; and
          (j) The default of any guarantors of Tenant’s obligations hereunder under any guaranty of this Lease, or the attempted repudiation or revocation of any such guaranty.
     13.2 Remedies. In the event of any Default by Tenant, Landlord shall have any or all of the following remedies:
          (a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
               (1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus
               (2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus
               (3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

               (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus
               (5) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus
               (6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to ten percent (10%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, “the worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.
          (b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).
          (c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.
          (d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.
          (e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Addendum shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.
          (f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.
          (g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.
          (h) Notice Provisions Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $75.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.
     13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within 4 days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, provided that, Landlord will not impose any late fee upon the first late payment of Rent, if any, during each 12 month period following the Commencement Date unless Tenant fails to make the applicable payment within five (5) business days after written notice of such delinquency is given by Landlord. In addition, should Landlord be unable to negotiate any payment made by Tenant on the first attempt by Landlord and without any notice to Tenant, Tenant shall pay to Landlord a fee of $50.00 per item which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of Landlord’s inability to negotiate such item(s).
14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or more than 25% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority.
15. Estoppel Certificate and Financial Statements.
     15.1 Estoppel Certificate. Each party (herein referred to as “Responding Party”) shall within 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in a form reasonably acceptable to Landlord, or any of Landlord’s lenders or any prospective purchasers of the Premises or the R&D Park as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party. Should Tenant fail to deliver an executed and acknowledged estoppel certificate to Landlord as prescribed herein, Tenant hereby authorizes Landlord to act as Tenant’s attorney-in-fact in executing such estoppel certificate.
     15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, R&D Park, or any part thereof, Tenant and all Guarantors shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.
16. Additional Covenants and Provisions.
     16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.
     16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 12% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.
     16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.
     16.4 Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the R&D Park. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.
     16.5 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.
     16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand, messenger, or courier service) or may be sent by certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 16.6. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possessing of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant.
     16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by United States Express Mail or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via hand or overnight delivery or certified mail. If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.
     16.8 Waivers. No waiver by Landlord of a Default by Tenant shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent Default by Tenant of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease.
     16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (a) the Base Rent payable shall be increased to 150% of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (b) Tenant’s right to possession shall terminate on 30 days notice from Landlord; and (c) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs, and expenses, including, without limitation, attorneys’ fees incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.
     16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.
     16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.
     16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that the transferee, successor or assignee has agreed in writing to assume all liabilities and obligations of the Landlord under this Lease first arising or accruing after the date of transfer.
     16.13 Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.
     16.14 Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.
     16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord’s prior written consent, install (but not on the roof) such signs as are reasonably required to advertise Tenant’s own business so long as such signs are in a location designated by Landlord and comply with sign ordinances and the signage criteria established for the R&D Park by Landlord. Within ten (10) days following approval of the signage criteria by applicable governmental authorities, Landlord shall deliver to Tenant the signage criteria for the R&D Park.
     16.16 Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination, or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.
     16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.
     16.18 Subordination; Attornment; Non-Disturbance.
          (a) Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, “Mortgage”) now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord’s default with respect to any such obligation, Tenant will give any Lender, whose name and address have previously been furnished in writing to Tenant, notice of a default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease.
          (b) Attornment. Subject to the nondisturbance provisions of subparagraph (c) of this Paragraph 16.18, Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) be liable for security deposits or be bound by prepayment of more than one month’s rent.
          (c) Non-Disturbance. With respect to any Mortgage entered into by Landlord after the execution of this Lease, Tenant’s subordination of this Lease shall be subject to receiving assurance (a “nondisturbance agreement”) from the Mortgage holder that Tenant’s possession and this Lease will not be disturbed so long as Tenant is not in default and attorns to the record owner of the Premises. Landlord hereby discloses to Tenant that, as of the date of this Lease, no Mortgage encumbers the R&D Park.
          (d) Self-Executing. The agreements contained in this Paragraph 16.18 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing, or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or nonsubordination, attornment, and/or nondisturbance agreement, as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage.
     16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the R&D Park and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the R&D Park.
     16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.
     16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps. Tenant further agrees that Landlord may at any time following the execution of this Lease, either directly or through Landlord’s agents, identify Tenant’s name in any marketing materials relating to the Building or Landlord’s portfolio and/or make press releases or other announcements regarding the leasing of the Premises by Tenant, and Tenant hereby waives any and all claims in connection therewith.
     16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.
     16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

     16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.
     16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.
     16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.
     16.27 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.
     16.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants.
     16.29 Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the R&D Park, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the R&D Park, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations, provided that Landlord has used reasonable commercial efforts to avoid interfering with Tenant’s conduct of its business.
     16.30 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE PARK, AND/OR ANY CLAIM OF INJURY, LOSS OR DAMAGE.
     16.31 Backup Generator. Tenant shall have the right (but only to the extent permitted by the City of Sunnyvale and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to construct, maintain and operate an enclosed equipment area (the “Equipment Area”), in a location outside of the Building designated by Landlord, to house equipment exclusively serving the Premises, including an emergency generator, UPS battery systems and related appurtenances (collectively, the “Generator Equipment”) subject to the following:
          (a) The precise location, size and configuration of the Equipment Area shall
               (i) be subject to Landlord’s prior written approval, not to be unreasonably withheld and
               (ii) promote the safety, aesthetics and efficiency of the Generator Equipment; provided, all of the Generator Equipment and any maintenance or modifications thereto or placement thereof, and all utilities used in connection therewith shall be at Tenant’s sole cost and expense, contained visually within a fully enclosed area, installed and operated to Landlord’s reasonable specifications, and installed, maintained, operated and removed in accordance with the terms of the Lease, all Applicable Requirements and all Recorded Matters, and the prior rights of any other tenant or occupant in the R&D Park.
          (b) Tenant shall, at its sole cost and expense, obtain all licenses and permits necessary to install and operate the Generator Equipment within the Equipment Area prior to installing or performing any work with respect to the Generator Equipment or Equipment Area. Tenant shall obtain Landlord’s prior written consent before making any modifications to the Equipment Area.
          (c) No additional Base Rent shall be paid by Tenant for use of the Equipment Area or Generator Equipment; provided, Tenant shall be solely responsible to pay for all utilities, including without limitation electricity, used in connection with the Generator Equipment or Equipment Area.
          (d) The Generator Equipment shall remain the property of Tenant and Tenant shall remove the Generator Equipment upon the expiration or earlier termination of the Lease. Tenant shall restore the Equipment Area and any other portion of the Building or R&D Park affected by the Generator Equipment to its original condition upon the removal of the Generator Equipment, excepting ordinary wear and tear. Tenant shall promptly repair any damage to the Building and the R&D Park caused by Tenant or the use, operation, installation, repair, maintenance, alteration or removal of the Generator Equipment. In connection with the removal of the Generator Equipment and when required by any federal, state, or local regulatory authority, Tenant shall perform, at its sole expense, an environmental site assessment acceptable to Landlord to determine the extent, if any, of contamination of the Premises and R&D Park and shall, at its sole expense, clean up, remove, and remediate all Hazardous Substances in, on, under or about the Premises or the R&D Park that may have been caused by the Generator Equipment.
          (e) Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Equipment Area or the Generator Equipment except together with the remainder of all of the Premises as more particularly set forth in Section 12 of the Lease.
          (f) Each of the other provisions of this Lease shall be applicable to the Equipment Area and the use of the Generator Equipment by Tenant, including without limitation, Sections 6, 7 and 8 of the Lease.
          (g) Anything to the contrary contained herein notwithstanding, if, during the Term, as such Term may be extended, Landlord, in its reasonable judgment, believes that the Generator Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (10) days after Tenant has been notified thereof, then Tenant shall immediately cease all operation of the Generator Equipment and Tenant shall remove all of the Generator Equipment within thirty (30) days thereafter. To the best of Tenant’s knowledge, Tenant represents to Landlord that the use of the Generator Equipment will not pose a human health or environmental hazard.
          (h) Tenant shall not use the Generator Equipment, the Equipment Area or any other portion of the Project in any way which interferes with the use of the R&D Park by Landlord, or other tenants or licensees of Landlord or any other occupant of the R&D Park. Such interference shall be deemed a material breach by the Tenant under the Lease, and Tenant shall, within five (5) days of written notice from Landlord, be responsible for terminating said interference. In the event any such interference does not cease within five (5) days of Landlord’s written notice, Tenant acknowledges that continuing interference may cause irreparable injury and, Tenant shall immediately cease all operation of the Generator Equipment and Tenant shall remove all of the Generator Equipment within thirty (30) days thereafter.
          (i) Tenant shall be responsible for insuring the Generator Equipment pursuant to Section 8 of the Lease and Landlord shall have no responsibility therefor.
          (j) Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and all of Landlord’s Entities from any and all claims,

demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) any of such Landlord’s Entities may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Generator Equipment or any portion thereof.
          (k) If requested by Landlord, Tenant shall obtain for the benefit of Landlord a separate policy of environmental insurance to provide coverage against any and all damage to property or injury or death to persons as a result of the Generator Equipment, and Tenant shall provide written evidence of such coverage within ten (10) days after request by Landlord.
          (l) Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under applicable law for the installation, use and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expense to Landlord.
     16.32 Roof Space Equipment. Tenant shall have the right (but only to the extent permitted by the City of Sunnyvale and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to install, operate and maintain (including roof access for such maintenance purposes) satellite or wireless communication equipment along with any necessary cables (collectively, the “Equipment”) on a portion of the roof of the Building to be designated by Landlord (“Roof Space”) for the Term of the Lease. The location and size of the Equipment shall be subject to Landlord’s written approval, not to unreasonably withheld and which best promotes the safety, aesthetics and efficiency of the Equipment; provided, all of the Equipment and any modifications thereto or placement thereof shall be (i) at Tenant’s sole cost and expense, (ii) contained visually within the roof screen, (iii) installed and operated to Landlord’s reasonable specifications, and (iv) installed, maintained, operated and removed in accordance with all Recorded Matters and Applicable Requirements. Landlord shall cooperate reasonably with Tenant to modify the roof screen placement (subject to all Applicable Requirements and Recorded Matters) if required for signal quality and other reasonable considerations; provided, the cost of all such modifications shall be the responsibility of Tenant. All modifications to the Building, including the Roof Space, if any, shall be reasonably approved by Landlord in writing prior to commencement of any work with respect to the Equipment. No additional rent shall be paid by Tenant for use of the Roof Space and operation of the Equipment. The Equipment shall remain the property of Tenant and Tenant shall remove the Equipment upon the expiration or earlier termination of the Lease. Tenant shall restore the Roof Space and any other portion of the Buildings affected by the Equipment to its original condition, excepting ordinary wear and tear. Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Roof Space or the Equipment. Each of the other provisions of this Lease shall be applicable to the Equipment and the use of the Roof Space by Tenant. The Equipment shall comply with all-non-interference rules of the Federal Communications Commission. If applicable, Tenant shall provide to Landlord a copy of (i) the Federal Communications Commission (or other agency) grant which has awarded frequencies to Tenant and (ii) a list of Tenant’s frequencies. Anything to the contrary contained herein notwithstanding, if, during the Lease Term, as such Term may be extended, Landlord, in its reasonable judgment, believes that the Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (10) days after Tenant has been notified thereof, then Tenant shall immediately cease all operations of the Equipment and Tenant shall remove all of the Equipment within thirty (30) days thereafter. To the best of Tenant’s knowledge, Tenant represents to Landlord that the Equipment shall not emit or project any electro-magnetic fields which pose a human health or environmental hazard. In addition, Tenant shall be responsible for insuring the Equipment and Landlord shall have no responsibility therefor. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, losses, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) Landlord may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Equipment or any portion thereof or any roof access for purposes of maintaining the Equipment.
///signature page follows///

///continued from previous page///
     The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD		TENANT

Headlands Realty Corporation,		Omneon Video Networks, Inc.,
a Maryland Corporation		a Delaware corporation

By:	/s/ Doug McGregor Doug McGregor	By:	/s/ Jonathan Turk
Its:	Vice President	Its:	Vice President Operations

Date:	06/24/08	Date:	June 18, 2008

		By: Its:	/s/ Patrick Pomroy Controller & Vice President

		Date:	June 19, 2008

Landlord’s Address:		Tenant’s Address:

Headlands Realty Corporation, a Maryland Corporation		After the Commencement Date
c/o AMB Property Corporationr		The Premises Address
Pier 1, Bay 1
San Francisco, California 94111		Prior to the Commencement Date

With a copy to:

Headlands Realty Corporation, a Maryland Corporation
c/o AMB Property Corporation
1360 Willow Road, Suite 100
Menlo Park, California 94025
If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A
Description of Premises and R&D Park
This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain Lease Agreement dated February      , 2008 (the “Lease”), by and between Headlands Realty Corporation, a Maryland Corporation (“Landlord”) and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”) for the leasing of certain premises commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California (the “Premises”).
The Premises consist of the rentable square footage of space specified in the Basic Lease Information and has the address specified in the Basic Lease Information. The Premises are a part of and are contained in the Building specified in the Basic Lease Information. If set forth below (or attached), the cross-hatched area depicts the Premises within the R&D Park:
[ADD DESCRIPTION OF R&D PARK]
Exhibit A, Page 1

Exhibit B
Commencement Date Certificate

Landlord:	Headlands Realty Corporation, a Maryland Corporation

Tenant:	Omneon Video Networks, Inc., a Delaware corporation

Lease Date:	February ___, 2008

Premises:	1237-1239 East Arques Avenue, Sunnyvale, California
Tenant hereby accepts the Premises as being in the condition required under the Lease.
The Commencement Date of the Lease is                     ,          .
The Expiration Date of the Lease is                ,           .

LANDLORD

Headlands Realty Corporation,
a Maryland Corporation

By:
Its:
Date:

Landlord’s Address:

Headlands Realty Corporation, a Maryland Corporation
c/o AMB Property Corporation
Pier 1, Bay 1 San Francisco, California 94111

With a copy to:
Headlands Realty Corporation, a Maryland Corporation
c/o AMB Property Corporation
1360 Willow Road, Suite 100
Menlo Park, California 94025

TENANT

Omneon Video Networks, Inc.,
a Delaware corporation

By:
Its:
Date:

By:
Its:
Date:

Tenant’s Address:

After the Commencement Date
The Premises Address

Prior to the Commencement Date

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.
Exhibit B, Page 1

Exhibit C
Tenant Move-in and Lease Renewal Environmental Questionnaire
for Commercial and Industrial Properties
Property Name: AMB Lakeside Business Center
Premises Address: 1237-1239 East Arques Avenue, Sunnyvale, California
Exhibit C to the Lease Dated February ___, 2008
Between
Headlands Realty Corporation, a Maryland Corporation
(“Landlord”)
and
Omneon Video Networks, Inc., a Delaware corporation
(“Tenant”)
Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Owner’s Risk Management Department. Please print clearly and attach additional sheets as necessary.
1.0	Process Information

Describe planned use (new Lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

2.0	Hazardous Materials

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.
2.1	Are any of the following materials handled on the property? Yes___ No___

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)
2.2	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Physical
	State (Solid,			Number
	Liquid, or		Container	of	Total
Material	Gas)	Usage	Size	Containers	Quantity
Exhibit C, Page 1

2.3	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	Hazardous Wastes

Are hazardous wastes generated? Yes___ No___

If yes, continue with the next question. If not, skip this section and go to Section 4.0.
3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)
3.2	List and quantify the materials identified in Question 3-1 of this section. Attach separate pages as necessary.

	RCRA		Approximate
Waste	listed		Monthly	Waste
Generated	Waste?	Source	Quantity	Characterization	Disposition
3.3	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal		Transporter (T) or
Facility Name	Facility Location	Disposal (D) Facility	Permit Number

3.4 Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes___ No___

If so, please describe.

4.0	USTS/ASTS
4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?

Yes___ No___
Exhibit C, Page 2

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection / spill prevention measures. Please attach additional pages if necessary.

Associated Leak
Detection / Spill
		Year	Type (Steel,	Prevention
Capacity	Contents	Installed	Fiberglass, etc)	Measures*

*	Note: The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection
4.2	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4.3	Is the UST/AST registered and permitted with the appropriate regulatory agencies? Yes___ No___

If so, please attach a copy of the required permits.

4.4	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4.5	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the property? Yes___ No___

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4.6	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? Yes___ No___

For new tenants, are installations of this type required for the planned operations? Yes___ No___

If yes to either question, please describe.

5.0	Asbestos Containing Building Materials

Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.
Exhibit C, Page 3

6.0	Regulatory
6.1	For Lease Renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations? Yes___ No___

If so, please describe.

6.2	For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property? Yes___ No___

If so, please describe.

6.3	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes___ No___

If so, please attach a copy of this permit.

6.4	For Lease renewals, have there been any complaints from the surrounding community regarding facility operations? Yes___No___

Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility? Yes___ No___

If so, please describe status and any corrective actions taken. Please attach additional pages as necessary.

6.5	Has a Hazardous Materials Business Plan been developed for the site? Yes___ No___

If so, please attach a copy.

6.6	Are any environmental documentation, chemical inventory, or management plan required by the local Fire Department or Health Department? Yes___ No___

If so, please attach a copy.
Certification
I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Owner will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

Exhibit C, Page 4

Please forward the completed questionnaire to:
Mr. Steve Campbell
AMB Property, L.P.
Pier 1, Bay 1
San Francisco, CA 94111
Exhibit C, Page 5

Exhibit D
Move Out Standards
This “Move Out Standards” (Exhibit D) is dated February ___, 2008, for the reference purposes only and is made between Headlands Realty Corporation, a Maryland Corporation (“Landlord”), and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”), to be a part of that certain Standard Industrial Lease (the “Lease”) concerning a portion of the Property more commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:
At the expiration or earlier termination of this Lease, and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified for removal by Landlord. If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.
Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors:	Should be in good working condition.

3.	Dock Seals:	Free of tears and broken backboards repaired.

4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions left in the floor. Cracks should be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	Removed and space returned to original condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)

6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks must be fixed and latest landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and HVAC systems are operational and in good and safe operating condition.
Exhibit D, Page 1

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtain final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.
Exhibit D, Page 2

Exhibit E
Rules & Regulations
This Exhibit (Exhibit E) is dated February ___, 2008, for the reference purposes only and is made between Headlands Realty Corporation, a Maryland Corporation (“Landlord”), and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”), to be a part of that certain Standard Industrial Lease (the “Lease”) concerning a portion of the Property more commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California (the “Premises”). The terms, conditions and provisions of this Exhibit E are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.
1. No advertisement, picture or sign of any sort shall be displayed on or outside the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.
2. Tenant shall not regularly park motor vehicles in designated parking areas after the conclusion of normal daily business activity.
3. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the prior written consent of Landlord.
4. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.
5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, the Building or the Park.
6. Tenant shall not alter any lock or install any new locks or bolts on any exterior door or electrical room door at the Premises without the prior consent of Landlord, and as to any interior doors, the locks and bolts of which Tenant alters, Tenant shall provide Landlord with a copy of all keys necessary to open such locks and bolts.
7. Tenant agrees not to make any duplicate keys without the prior consent of Landlord.
8. Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Park and loading and unloading areas of other Tenants.
9. Tenant shall not disturb, solicit or canvas any occupant of the Building or Park and shall cooperate to prevent same.
10. No person shall go on the roof without Landlord’s permission, except those individuals identified by Tenant and approved by Landlord in advance.
11. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
12. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight without the prior written consent of Landlord.
13. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Park or on streets adjacent thereto.
Exhibit E, Page 1

14. Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.
15. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.
16. Tenant shall not store or permit the storage or placement of goods, or merchandise or pallets or equipment of any sort outside of the Premises nor in or around the Building, the Park or any of the Common Areas of the foregoing. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.
17. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Park or any of the Common Areas of the foregoing.
18. Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Park, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the Park.
Exhibit E, Page 2

Exhibit F
Tenant Improvements
This exhibit, entitled “Tenant Improvements”, is and shall constitute Exhibit F to that certain Lease Agreement dated February ___, 2008 (the “Lease”), by and between Headlands Realty Corporation, a Maryland Corporation (“Landlord”), and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”), for the leasing of certain premises located at 1237-1239 East Arques Avenue, Sunnyvale, California (the “Premises”). The terms, conditions and provisions of this Exhibit B are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease:
1. Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the interior tenant improvements (“Tenant Improvements”) to the Premises in accordance with the terms and conditions of this Exhibit F. The Tenant Improvements shall not include any (i) of Tenant’s personal property, furniture, trade fixtures, cabling, furnishings, equipment or similar items or costs related thereto (except as set forth in Section 5 below with respect to cabling) or (ii) relocation costs.
2. Tenant Improvement Plans.
     A. Preliminary Plans and Specifications. Promptly after execution of the Lease, Tenant shall retain a licensed and insured architect (“Architect”) to prepare preliminary working architectural and engineering plans and specifications (“Preliminary Plans and Specifications”) for the Tenant Improvements. Tenant shall deliver the Preliminary Plans and Specifications to Landlord. The Preliminary Plans and Specifications shall be in sufficient detail to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, lighting fixtures and related power, and electrical and telephone switches. Landlord shall reasonably approve or disapprove the Preliminary Plans and Specifications within five (5) days after Landlord receives the Preliminary Plans and Specifications and, if disapproved, Landlord shall return the Preliminary Plans and Specifications to Tenant, who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves the Preliminary Plans and Specifications. The approved Preliminary Plans and Specifications, as modified, shall be deemed the “Final Preliminary Plans and Specifications”.
     B. Final Plans and Specifications. After the Final Preliminary Plans and Specifications are approved by Landlord and are deemed to be the Final Preliminary Plans and Specifications, Tenant shall cause the Architect to prepare in twenty (20) days following Landlord’s approval of the Final Preliminary Plans and Specifications the final working architectural and engineering plans, specifications and drawings, (“Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within five (5) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall return the Final Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”.
     C. Miscellaneous. All deliveries of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, Landlord’s interest in doing so is to protect the Premises, the Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, or the
Exhibit F, Page 1

compliance thereof with Applicable Requirements, and Landlord shall incur no liability of any kind by reason of granting such approvals.
     D. Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord (“Building Standards”), and shall consist of improvements which are generic in nature.
     E. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.
3. Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all Applicable Requirements relating to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises and/or the Building.
4. Construction.
     A. Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     B. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall employ a licensed, insured and bonded general contractor (“Contractor”) to construct the Tenant Improvements in accordance with the Construction Documents. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit F-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit F-1.
     C. Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:
          (i) An estimated budget and cost breakdown for the Tenant Improvements.
          (ii) Estimated completion schedule for the Tenant Improvements.
          (iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements; provided, however, if prior to commencement of the construction and installation of Tenant Improvements Tenant has not received the electrical, plumbing or mechanical permits, Tenant
Exhibit F, Page 2

shall only be required to provide Landlord with evidence that Tenant has made application therefor, and, upon receipt by Tenant of such permits, Tenant shall promptly provide Landlord with copies thereof.
          (iv) Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.
     D. Landlord shall at all reasonable times have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.
     E. Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.
     F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in Sections 8 of the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements.
     G. Tenant shall maintain, and cause to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit B-1 and in Section 8 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.
     H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.
     I. Landlord reserves the right to establish reasonable rules and regulations for the use of the Building during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.
     J. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:
          (i) Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of Sunnyvale.
          (ii) A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.
          (iii) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.
          (iv) Final and unconditional mechanic’s lien waivers for all the Tenant Improvements.
          (v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the county of where
Exhibit F, Page 3

the Premises are located, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.
          (vi) A true and complete copy of all as-built plans and drawings for the Tenant Improvements.
5. Tenant Improvement Allowance.
     A. Subject to Tenant’s compliance with the provisions of this Exhibit F, Landlord shall provide to Tenant an allowance in the amount of $28.00 per rentable square footage of the Premises for a total of One Million Nine Hundred Twenty One Thousand Twenty Four and 00/100 dollars and ($1,921,024) (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements and for no other purpose; provided, Landlord agrees that Tenant may utilize up to an amount equal to Sixty Eight Thousand Six Hundred Eight Dollars ($68,608.00) of the Tenant Improvement Allowance for the costs of purchasing and installing cabling in the Premises (and Tenant shall provide Landlord with written invoices from independent vendors marked ‘paid’ in order to obtain reimbursement of such costs). Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit B. In addition to the foregoing, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a progress payment request pursuant to the terms and conditions of Section 5.B. below prior to that date which is six (6) months after the Commencement Date (as such term is defined in the Basic Provisions of the Lease). The costs to be paid out of the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements (the “Tenant Improvement Costs”), including all of the following:
          (i) All costs of the Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:
          (ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;
          (iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;
          (iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;
          (v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;
          (vi) Utility connection fees;
          (vii) Inspection fees and filing fees payable to local governmental authorities, if any; and
          (viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation.
The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs, and the disbursement of the Tenant Improvement Allowance is subject to the terms contained hereinbelow.
Exhibit F, Page 4

     B. Subject to Section 5.A. above, Landlord will make payments to Tenant from the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Costs paid or incurred by Tenant. All payments of the Tenant Improvement Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen for all work other than that being paid by the current progress payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance to pay for such work; (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (d) completion by Landlord or Landlord’s agents of any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord. Tenant Improvement Allowance progress payments shall be paid to Tenant within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. The preceding notwithstanding, all Tenant Improvement Costs paid or incurred by Tenant prior to Landlord’s approval of the Construction Documents in connection with the design and planning of the Tenant Improvements by Architect shall be paid from the Tenant Improvement Allowance, without any retention, within fourteen (14) days following Landlord’s receipt of invoices, bills or statements from Architect evidencing such costs. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance or of any Tenant Improvement Allowance progress payment until the lien-free expiration of the time for filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant or the Contractor or any subcontractor in connection with the construction and installation of the Tenant Improvements.
     C. Landlord shall not be obligated to pay any Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention if on the date Tenant is entitled to receive the Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention a Default by Tenant of this Lease exists. Such payments shall resume upon Tenant curing any such Default within the time periods which may be provided for in the Lease.
     D. Should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost.
     E. The term “Excess Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of the amount by which the actual Tenant Improvement Costs exceed the Tenant Improvement Allowance. A portion of the Excess Tenant Improvement Costs up to a maximum amount equal to five dollars ($5.00) per rentable square footage of the Premises for a total of Three Hundred Forty Three Thousand Forty dollars ($343,040) shall be paid by Landlord in the same manner as the Tenant Improvement Allowance and such Excess Tenant Improvement Costs will then be amortized over the initial term of the Lease at the rate of ten percent (10%) per annum and such amortized amount (including interest charges) shall be paid by Tenant to Landlord with, and as part of, the Base Rent for the Premises in accordance with the provisions and requirements of Section 4 of the Lease (the “Amortized Excess TI Costs”). Within two (2) weeks after the Tenant Improvements have been substantially completed and the actual Tenant Improvement Costs are known, the parties shall execute and deliver a written amendment to the Lease, in the form acceptable to the parties, wherein there shall be specified, inter alia, the amount of the Base Rent payable by Tenant during the initial term of the Lease after taking into account the amount of the Amortized Excess TI Costs. Tenant shall promptly pay any and all Excess Tenant Improvement Costs in excess of the principal amount of the Amortized Excess TI Costs.
6. Termination. If the Lease is terminated prior to the date on which the Tenant Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as
Exhibit F, Page 5

Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Subject to the provisions of Paragraph 7.4 of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Building.
7. T8 Light Fixtures. If Tenant removes any existing T8 light fixtures from the Premises, Tenant agrees that such light fixtures are the property of Landlord and shall be returned to Landlord in good condition promptly upon their removal.
8. Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit F, are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and this Exhibit F, the terms of this Exhibit F shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.
Exhibit F, Page 6

Exhibit F-1
Construction Insurance Requirements
Before commencing work, the contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.
A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.
B. Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and
Personal Injury Liability	$2,000,000/each occurrence
$3,000,000/aggregate

*	Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.
     Coverage should include protection for Explosion, Collapse and Underground Damage.
C. Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate
     This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.
D. Umbrella Liability Insurance in a minimum amount of three million dollars ($3,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.
E. Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.
All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) comply with the requirements of Section 8 of the Lease to the extent such requirements are applicable.
Exhibit F-1, Page 1

Addendum 1
Early Possession
This Early Possession Addendum is a part of the Lease dated February ___, 2008, by and between Headlands Realty Corporation, a Maryland Corporation (“Landlord”) and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”) for the premises commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California.
Early Possession. Tenant may possess the Premises on the Early Possession Date (as defined in Section 1 of this Lease), even though the Early Possession Date is prior to the Commencement Date of the Lease (“Early Possession”), so long as Landlord and Tenant have fully executed and delivered this Lease, Tenant has paid the Security Deposit and all advance Rent due under the Lease and Tenant has delivered to Landlord all required insurance certificates. The obligation to pay Base Rent shall be abated for the Early Possession Period and the obligation to pay Tenant’s Share of Operating Expenses shall be abated to the extent set forth in the next succeeding sentence. Notwithstanding anything to the contrary herein, Tenant shall not be obligated to pay Tenant’s Share of Operating Expenses until the earlier of (i) the Commencement Date and (ii) the date Tenant first conducts its business upon the Premises. All other terms of this Lease, other than those related to the payment of Base Rent and Tenant’s Share of Operating Expenses, including, but not limited to, the obligation to carry the insurance required by Paragraph 8 of the Lease, shall be in effect during the Early Possession Period. Such Early Possession shall not change the Expiration Date of the Original Term.
Addendum 1, Page 1

Addendum 2
Option to Extend
This Addendum (the “Addendum”) is incorporated as a part of that certain Lease Agreement dated February ___, 2008 (the “Lease”), by and between Headlands Realty Corporation, a Maryland Corporation (“Landlord”), and Omneon Video Networks, Inc., a Delaware corporation (“Tenant”), for the leasing of those certain premises commonly known as 1237-1239 East Arques Avenue, Sunnyvale, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.
1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an Option (“Option”) to extend the initial term of the Lease for five (5) years (the “Extended Term”).
2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is neither more than twelve (12) months nor less than nine (9) months prior to the end of the initial term of the Lease, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the initial term of the Lease shall be extended for the Extended Term.
3. Establishing the Initial Monthly Base Rent for the Extended Term. The initial monthly Base Rent for the Extended Term shall be equal to ninety five percent (95%) of the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Extended Term shall mean the Base Rent for the highest and best use permitted by Applicable Requirements for comparable space at which non-equity tenants, as of the commencement of the lease term for the Extended Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable first-class buildings in the vicinity of the Building, taking into consideration the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extended Term. Within thirty (30) days following Landlord’s receipt of the Option Notice, Landlord shall inform Tenant in writing of Landlord’s determination of the Fair Market Rental Rate for the Premises for the Extended Term (“Landlord’s Determination Notice”). Within ten (10) business days following Tenant’s receipt of Landlord’s Determination Notice, Tenant shall elect one of the following: (i) Tenant shall deliver to Landlord a written notice rescinding Tenant’s Option Notice and, thereafter, Tenant shall have no further right or ability to extend the Term of the Lease, and this Addendum shall be of no further force or effect, (ii) Tenant shall inform Landlord in writing of the appointment by Tenant of a broker meeting the qualifications described below (“Appointment Notice”) or (iii) Tenant shall accept in writing Landlord’s determination of the Fair Market Rental Rate and the initial monthly Base Rent for the Extended Term. Tenant’s failure to deliver written notice of (i), (ii) or (iii) above shall conclusively be deemed Tenant’s election to rescind Tenant’s Option Notice.
In the event Tenant timely delivers the Appointment Notice, then within ten (10) business days of receipt by Landlord of the Appointment Notice, Landlord shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Extended Term. If either Landlord or Tenant does not appoint a broker within ten (10) business days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Extended Term. The two (2) brokers appointed by Landlord and Tenant shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be utilized to set the initial monthly Base Rent for the Extended Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) business days
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after the Landlord appoints its broker, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) business days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) business days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear the costs of their respective brokers and each shall bear one-half (1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) business days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers to set the Fair Market Rental Rate for the Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.
In no event shall the monthly Base Rent for any period of the Extended Term be less than the highest monthly Base Rent charged during the initial term of the Lease. Upon determination of the initial monthly Base Rent for the Extended Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute, at Landlord’s sole option, either the standard lease agreement then in use by Landlord, or an amendment to this Lease. Such new lease agreement or amendment, as the case may be, shall set forth among other things, the initial monthly Base Rent for the Extended Term and the actual commencement date and expiration date of the Extended Term. Tenant shall have no other right to extend the term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.
4. Condition of Premises and Brokerage Commissions for the Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises; and (2) Tenant hereby agrees that it will be solely responsible for any and all brokerage commissions and finder’s fees payable to any broker now or hereafter procured or hired by Tenant or who otherwise claims a commission (“Tenant’s Broker”) in connection with the Option. Tenant hereby further agrees that Landlord shall in no event or circumstance be responsible for the payment of any such commissions and fees to Tenant’s Broker, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.
5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and its Affiliate and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant and its Affiliate under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur with respect to Tenant or its Affiliate: (1) such party has been in default at any time during the initial term of the Lease, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) such party has assigned its rights and obligations under all or part of the Lease or such party has subleased all or part of the Premises; and/or (3) such party’s financial condition is unacceptable to Landlord at the time the Option Notice is delivered to Landlord; and/or (4) such party has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) such party no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.
6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.
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